OSL Holdings Enters the Legal Marijuana Industry

OSL Partners With Existing Legal Marijuana Business

ORANGEBURG, N.Y., March 10, 2014 -- OSL Holdings (www.oslholdings.com), Inc. (OTCQB: OSLH) (“OSL” or the “Company”), a technology company, announced today its entry into the legal marijuana market. OSL Holdings has contracted with one of the oldest legal medical marijuana dispensaries in California, The Natural Way of LA, to develop marijuana production facilities in California. OSL intends to form a separate subsidiary to create production facilities in states that presently have legal medical marijuana dispensaries and also position itself to accommodate the growing recreational markets in Colorado and Washington and elsewhere as legal recreational markets emerge. OSL intends to spin off that subsidiary to its existing shareholders after complying with necessary SEC filings and procedures.

In addition, The Natural Way of LA has executed a marketing agreement with the Equality Rewards division of OSL committing to participate in Equality Rewards. Steve Gormley, President of Equality Rewards, said, “We are excited to extend Equality Rewards into the legal medical marijuana market in California. We look forward to participating in the “Green Rush” that is sweeping the nation and are positioned to support the legal recreational markets as they emerge.”

Matthew Cohen and Anthony Tucci of the Natural Way of LA, and their team of industry experts contribute complete vertical experience in the legal marijuana market. Bob Rothenberg, CEO of OSL Holdings said,” We are enthused with our new partnership and the ability to leverage our data, marketing and business operations expertise in a new and burgeoning market.“Matthew Cohen added, “We believe that there is tremendous synergy between our visions and overlap in our markets. OSL’s focused marketing and other resources will be invaluable in expanding our vision of a nationwide high end legal marijuana brand.”

OSL Holdings’ shareholders will be able to participate in both the burgeoning LGBT markets as well as the highly publicized “Green Rush”; two movements that are sweeping the nation and capturing dollars from the socially conscious affluent markets.

Forward-Looking Safe Harbor Statement:

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Company Contact:

OSL Holdings Inc.

845.363.6776

info@OSLHoldings.com

www.OSLHoldings.com